Exhibit 99.2

Press Release

TITAN’S BOARD ELECTS PETER A. COHEN AS LEAD DIRECTOR; NAMES LAWRENCE J. DELANEY EXECUTIVE VICE PRESIDENT OF OPERATIONS

San Diego – July 8, 2004 – The Titan Corporation (NYSE: TTN) today announced that its Board Of Directors has elected veteran financial industry executive and current director, Peter A. Cohen as Lead Director of the company’s Board of Directors.

Cohen is a founder and the managing member of Ramius Capital Group, L.L.C., a $7 billion alternative asset management firm formed in 1994. He was previously a Director of the New York Stock Exchange during a portion of his tenure with Shearson Lehman Brothers. At Shearson Lehman Brothers, Cohen held a number of executive positions, including President and Chief Operating Officer from 1981 through 1991. He is also a director of Scientific Games Corp., Kroll Inc. and Portfolio Recovery Associates.

As Lead Director, Cohen’s role will include chairing executive sessions of the independent directors, chairing Board meetings in the Chairman’s absence, assisting the CEO and Board of Directors with shareholder communications, assisting the Chairman in the preparation of Board meeting agendas, and such other matters as the Board may reasonably request.

Currently, 10 of Titan’s 11 directors are outside directors.

Commenting on the election, Gene W. Ray, Titan’s Chairman, President and Chief Executive Officer, said, “As Lead Director of Titan’s Board of Directors, Peter Cohen brings a world of experience that will be of value to our growing company and its shareholders. I look forward to working closely with Peter and our directors as we continue to build Titan as a leader in providing national security solutions for our country.”

Titan also appointed Lawrence J. Delaney as Executive Vice President of Operations, a newly created position. Delaney currently serves as Titan’s Senior Vice President and President of the Advanced Systems Development Sector.

“We are excited about Larry’s expanded scope across the entire Titan organization,” said Ray. “Larry has a broad base of experience that includes operating responsibilities for technology development, major systems programs and information technology services. These are precisely the capabilities that define Titan’s core operations today.”

“I am delighted to have the opportunity to apply my experience in support of the very significant role that Titan plays in providing national security solutions,” said Delaney. “I look forward to working with our customers to ensure that Titan continues to provide them with the highest quality products and services.”

Delaney is a senior executive with 40 years of international and public service experience in high technology program acquisition, management and engineering. Delaney completed his public service in 2001 as Acting Secretary of the Air Force. He was previously Assistant Secretary of the Air Force (Acquisition), a Presidential appointment confirmed by the Senate, and also held the position of Chief Information Officer of the Air Force. Prior to joining Titan, Delaney was Chairman of the Board, CEO and President of Areté Associates, an advanced science and engineering company.

In 1992 Delaney was appointed Vice Chairman of the National Academy of Science Board on Army Science and Technology. In 2001, he was awarded the Secretary of Defense Medal for Outstanding Public Service and the Department of the Air Force Decoration of Exceptional Civilian Service. The Department of the Army awarded Delaney the Outstanding Civilian Service Medal for his work on the Army Science Board.

About Titan Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2 billion.

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Media Contact:

Wil Williams, Vice President Corporate Communications

(858) 552-9724 or wwilliams@titan.com

Investor Relations Contact:

Rebecca Bergman Mack, The Berlin Group, Inc.

(858) 552-9400 or rmack@berlingroup.com

For more information on The Titan Corporation,please visit our website at: www.titan.com or visit Titan’s investor page at:
www.titan.com/investor/